COLLATERAL ACCOUNT CONTROL AGREEMENT
AGREEMENT, dated as of February 27, 2015 among Guggenheim Build America Bonds Managed Duration Trust, a Delaware statutory trust (“Pledgor”), Societe Generale, as Collateral Agent under the Collateral Agreement referred to below (“Secured Party”), and The Bank of New York Mellon (“Securities Intermediary”).
W I T N E S S E T H:
WHEREAS, Secured Party and Pledgor have entered into financing arrangements evidenced by a credit agreement (the “Credit Agreement”) and, in connection with the financing arrangements, Pledgor has entered into a security agreement (the “Collateral Agreement”) pursuant to which Pledgor has pledged to Secured Party the Collateral (as defined below) in order to secure the repayment of Pledgor’s obligations to Secured Party; and
WHEREAS, Securities Intermediary acts as custodian of certain assets of Pledgor pursuant to a contract between Securities Intermediary and Pledgor (the “Custodian Agreement”) and holds such assets in an account (the “Custodial Account”); and
WHEREAS, Secured Party and Pledgor have requested Securities Intermediary to hold the Collateral and to perform certain other functions as more fully described herein; and
WHEREAS, Securities Intermediary has agreed to act on behalf of Secured Party and Pledgor in respect of Collateral delivered to Securities Intermediary by Pledgor for the benefit of Secured Party, subject to the terms hereof;
NOW THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:
ARTICLE I
 DEFINITIONS
Whenever used in this Agreement, the following words shall have the meanings set forth below:
1. “Account” shall mean, the account captioned “SOCIETE GEN PLDGEE OF GUGG GBAB FD” bearing the Account No. 835561 established and maintained by the Securities Intermediary pursuant to this Agreement, as the same may be redesignated, renumbered or otherwise modified, in which Collateral shall be deposited by Pledgor and pledged to Secured Party.
2. “Authorized Person” shall be any person, whether or not an officer or employee of Secured Party or Pledgor, duly authorized by Secured Party or Pledgor, respectively, to give Written Instructions on behalf of Secured Party or Pledgor, respectively, such persons to be designated in a Certificate of Authorized Persons which contains a specimen signature of such person.

3. “Collateral” shall mean all assets (including cash, securities, investment property and all proceeds thereof) held in the Account from time to time.
4. “Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company and any other clearing corporation within the meaning of Section 8-102 of the UCC or otherwise authorized to act as a securities depository or clearing agency, and their respective successors and nominees.
5. “Electronic Means” shall mean the following communications methods: S.W.I.F.T., facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Custodian, or another method or system specified by the Custodian as available for use in connection with its services hereunder.
6. “Notice of Exclusive Control” shall mean a written notice (in the form of Exhibit A hereto) given by Secured Party to Securities Intermediary and to Pledgor that Secured Party is exercising sole and exclusive control of the Collateral.
7. “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.
8. “Written Instructions” shall mean written communications received by Securities Intermediary by letter or by Electronic Means.
The terms “bank,” “deposit account,” “entitlement holder,” “entitlement order,” “financial asset,” “investment property,” “proceeds,” “security,” “security entitlement,” and “securities intermediary” shall have the meanings set forth in Articles 8 and 9 of the UCC.
ARTICLE II
APPOINTMENT AN D STATUS OF SECURITIES INTERMEDIARY;
ACCOUNT
1. Authorization: Identification of Collateral. Secured Party and Pledgor each hereby authorize Securities Intermediary to perform its duties as hereinafter set forth and authorizes Securities Intermediary to hold Collateral in the Account in registered form in the name of the Securities Intermediary or the name of its nominees. Securities Intermediary hereby agrees to establish and maintain the Account and appropriate records identifying the Collateral in the Account as pledged by Pledgor to Secured Party. Transfer of assets from the main Custodial Account to the Account shall be made pursuant to Written Instructions of Pledgor. Pledgor hereby authorizes Securities Intermediary to comply and Securities Intermediary hereby agrees to comply with all entitlement orders originated by Secured Party with respect to the Account without further consent or direction from the Pledgor or any other party. All entitlement orders and instructions shall be delivered to Securities Intermediary by Written Instruction.
2. Status of Securities Intermediary. The parties agree that: (i) the Account shall be a “securities account” (within the meaning of Article 8-501 of the UCC) and each item held in or credited to the Account from time to time shall be treated as a financial asset; and (ii) the Securities Intermediary is a securities intermediary with respect to the Account.
3. Use of Depositories. Secured Party and Pledgor hereby authorize Securities Intermediary to utilize Depositories to the extent possible in connection with its performance hereunder. Collateral held by Securities Intermediary in a Depository will be held subject to the rules, terms and conditions of such Depository. Where Collateral is held in a Depository, Securities Intermediary shall identify on its records as belonging to Pledgor and pledged to Secured Party a quantity of securities as part of a fungible bulk of securities held in Securities Intermediary’s account at such Depository. Securities deposited in a Depository will be represented in accounts which include only assets held by Securities Intermediary for its customers.
ARTICLE III
COLLATERAL SERVICES
1. Control and Notice of Exclusive Control. Until Securities Intermediary receives a Notice of Exclusive Control from Secured Party, Securities Intermediary is authorized to act upon any Written Instructions originated by Secured Party and Pledgor with respect to the transfer of Collateral from the Account. Secured Party may exercise sole and exclusive control of the Account and the Collateral held therein at any time by delivering to Securities Intermediary a Notice of Exclusive Control. Upon receipt of a Notice of Exclusive Control, Securities Intermediary shall, without inquiry, thereafter comply with Written Instructions (including entitlement orders and other instructions) solely from Secured Party with respect to the Account. Securities Intermediary will be fully protected in complying with a Notice of Exclusive Control (and any instructions originated by Secured Party in connection therewith) whether or not Pledgor may allege that no rights of Secured Party exist to provide such instructions or to issue the Notice of Exclusive Control.
2. Collateral Removal; Substitutions; Proceeds. Until Securities Intermediary receives a Notice of Exclusive Control from Secured Party, Securities Intermediary is authorized to act upon any Written Instructions jointly from Pledgor and Secured Party to transfer Collateral from the Account to substitute other assets for any Collateral then held in the Account (“Substitute Collateral”). It shall be Pledgor’s sole responsibility to ensure that at all times the market value of Collateral in the Account (including Substitute Collateral) as determined by the Secured Party, shall not be less than the amount Pledgor is required to maintain pursuant to the Credit Agreement. Securities Intermediary shall credit to the Account all interest, dividends, other income and proceeds received by it with respect to the Collateral, both before and after receipt of a Notice of Exclusive Control
3. Statements. Securities Intermediary shall furnish or make available to Pledgor and Secured Party daily statements of activity and transactions affecting the Account and monthly Account statements within one business day of the end of each month or any activity or transaction during that month. Statements pursuant to this Section 3 shall be sent to the email addresses of Pledgor and Secured Party set forth in Article V of this Agreement (requires election of such party) or made available via an online system offered by Securities Intermediary or sent via S.W.I.F.T. Each of Pledgor and Secured Party may elect to receive information electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, each of Pledgor and Secured Party acknowledges that such transmissions are not encrypted and therefore are insecure. Each of Pledgor and Secured Party further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that Securities Intermediary shall not be responsible for any loss, damage or expense suffered or incurred by Pledgor, Secured Party or any person claiming by or through Pledgor or Secured Party as a result of the use of such methods.
4. Notice of Adverse Claims. Upon receipt of written notice of any lien, encumbrance or adverse claim against the Account or any portion of the Collateral held therein by an entity not party to this Agreement, Securities Intermediary shall use reasonable efforts to notify Secured Party and Pledgor as promptly as practicable under the circumstances.
5 Subordination of Lien. Set-off. The parties agree that any security interest in or lien on, or right of set-off against any of the Collateral that Securities Intermediary may have now or in the future is hereby waived other than (a) any advances that Securities Intermediary may from time to time make to, or for the benefit of, the Pledgor for purposes of clearing or settling purchases or sales of securities in the Account, and (b) any fees, charges, expenses and other amounts not described in clause (a) above owed to Securities Intermediary and incurred in connection with the performance of its duties hereunder and the maintenance and operation of the Account, for which Securities Intermediary shall have a prior claim to the Collateral.
ARTICLE IV
GENERAL TERMS AND CONDITIONS
1. Standard of Care: Indemnification. (a) Securities Intermediary shall not be liable for any damages or liabilities incurred by or asserted against Pledgor or Secured Party that do not arise out of the negligence or willful misconduct of Securities Intermediary. Securities Intermediary shall have no liability whatsoever for the action or inaction of any Depository. In no event shall Securities Intermediary be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement, regardless of whether Securities Intermediary is aware of the possibility thereof.
(b) Pledgor agrees to indemnify Securities Intermediary and hold Securities Intermediary harmless from and against any and all damages and liabilities sustained or incurred by or asserted against Securities Intermediary by reason of or as a result of any action or inaction, or arising out of Securities Intermediary’s performance under this Agreement, including reasonable fees and expenses of counsel, provided, that Pledgor shall not indemnify Securities Intermediary for those damages and liabilities arising out of Securities Intermediary’s negligence or willful misconduct. This indemnity shall be a continuing obligation of Pledgor and its successors and assigns, notwithstanding the termination of this Agreement.
(c) Secured Party agrees to indemnify Securities Intermediary and hold Securities Intermediary harmless from and against any and all damages and liabilities sustained or incurred by or asserted against Securities Intermediary, including reasonable fees and expenses of counsel, which may be suffered or incurred by the Securities Intermediary in acting pursuant to the entitlement orders or instructions issued solely by Secured Party, provided, that Secured Party shall not indemnify Securities Intermediary for those damages and liabilities arising out of Securities Intermediary’s negligence or willful misconduct. This indemnity shall be a continuing obligation of Secured Party and its successors and assigns, notwithstanding the termination of this Agreement.
(d) Securities Intermediary shall have no duty, responsibility or obligation to question, investigate or verify compliance by Pledgor or Secured Party with applicable law.
2. No Obligation Regarding Quality of Collateral. Securities Intermediary shall be under no obligation to inquire into, and shall not be liable for, any damages or liabilities incurred by Pledgor, Secured Party or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Collateral, or Collateral which otherwise is not freely transferable or deliverable without encumbrance in any relevant market.
3. No Responsibility Concerning Collateral Agreement. Pledgor and Secured Party hereby agree that, notwithstanding references to the Credit Agreement and the Collateral Agreement in this Agreement. Securities Intermediary has no interest in, and no duty. responsibility or obligation with respect to, the Credit Agreement or the Collateral Agreement (including without limitation, no duty, responsibility or obligation to monitor Pledgor’s or Secured Party’s compliance with the Credit Agreement or the Collateral Agreement or to know the terms of the Credit Agreement or the Collateral Agreement).
4. No Duty of Oversight. Securities Intermediary is not at any time under any duty to monitor the value of any Collateral in the Account or whether the Collateral is of a type required to be held in the Account, or to supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention or disposition of. any Collateral.
5. Advice of Counsel. Securities Intermediary may, with respect to questions of law, obtain the advice of counsel and shall bear no liability with respect to anything done or omitted by it in good faith in conformity with such advice.
6. No Collection Obligations. Securities Intermediary shall be under no obligation to take action to collect any amount payable on Collateral in default, or if payment is refused after due demand and presentment.
7. Fees and Expenses. Pledgor agrees to pay to Securities Intermediary the fees as may be agreed upon from time to time. Pledgor shall reimburse Securities Intermediary for all reasonable documented costs associated with transfers of Collateral to Securities Intermediary and records kept in connection with this Agreement. Pledgor shall also reimburse Securities Intermediary for reasonable documented out-of-pocket expenses which are a normal incident of the services provided hereunder.
8. Effectiveness of Instructions; Reliance; Risk Acknowledgements; Additional Terms. (a) Subject to the terms below, Securities Intermediary shall be entitled to rely upon any Written Instructions actually received by Securities Intermediary and reasonably believed by Securities Intermediary to be duly authorized and delivered.

(b) If Securities Intermediary receives Written Instructions which appear on their face to have been transmitted by an Authorized Person via Electronic Means, Secured Party and Pledgor each understands and agrees that Securities Intermediary cannot determine the identity of the actual sender of such Written Instructions and that Securities Intermediary shall conclusively presume that such Written Instructions have been sent by an Authorized Person. Secured Party and Pledgor shall be responsible for ensuring that only its Authorized Persons transmit such Written Instructions to Securities Intermediary and that all of its Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.
(c) Secured Party and Pledgor each acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Written Instructions to Securities Intermediary and that there may be more secure methods of transmitting Written Instructions than the method(s) selected by it. Secured Party and Pledgor each agrees that the security procedures (if any) to be followed in connection with its transmission of Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.
(d) If Secured Party or Pledgor elects to transmit Written Instructions through an on-line communication system offered by Securities Intermediary, its use thereof shall be subject to the Electronic Access Terms and Conditions attached hereto as Appendix I, which is made a part of this Agreement with respect to the matters set forth therein. If Secured Party or Pledgor elects (with Securities Intermediary’s prior consent) to transmit Written Instructions through an on-line communications service owned or operated by a third party, it agrees that Securities Intermediary shall not be responsible or liable for the reliability or availability of any such service.
9. Inspection. Upon reasonable request and provided Securities Intermediary shall suffer no significant disruption of its normal activities, Secured Party and Pledgor shall have access to Securities Intermediary’s books and records relating to the Account during Securities Intermediary’s normal business hours. Upon reasonable request, copies of any such books and records shall be provided to Secured Party or Pledgor at its expense.
10. Account Disclosure. Securities Intermediary is authorized to supply any information regarding the Account which is required by any law or requested by any court or any governmental or regulatory authority.
11. Force Majeure. Securities Intermediary shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation.
12. Pricing Services. Securities Intermediary may, as an accommodation, provide pricing or other information services to Pledgor and/or Secured Party in connection with this Agreement. Securities Intermediary may utilize any vendor (including securities brokers and dealers) believed by it to be reliable to provide such information. Under no circumstances shall

Securities Intermediary be liable for any damage or liability suffered or incurred by Pledgor or Secured Party as a result of errors or omissions with respect to any pricing or other information utilized by Securities Intermediary hereunder.
13. Court Orders. Securities Intermediary shall bear no liability for acting on good faith in conformity with an order or instruction of a court determined by Securities Intermediary in good faith to have jurisdiction.
14. No Implied Duties. Securities Intermediary shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Securities Intermediary in connection with this Agreement.
ARTICLE V
MISCELLANEOUS
1. Termination. This Agreement shall terminate upon (a) Securities Intermediary’s receipt of Written Instructions from Secured Party expressly stating that Secured Party no longer claims any security interest in the Collateral, (b) transfer of all Collateral to Secured Party subsequent to Securities Intermediary’s receipt of a Notice of Exclusive Control or (c) the election by any party upon not less than thirty (30) days prior written notice of termination to the other parties, provided that the Pledgor shall not provide such a notice without the prior written consent of the Secured Party and provided further that termination pursuant to (c) above shall not affect or terminate Secured Party’s security interest in the Collateral. Upon termination pursuant to (c) above, Securities Intermediary shall follow such reasonable Written Instructions of Pledgor (or, after delivery of a Notice of Exclusive Control, the Secured Party) concerning the transfer of Collateral. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.
2. Certificates of Authorized Persons. Secured Party and Pledgor agree to furnish to Securities Intermediary a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Securities Intermediary shall be fully protected in acting upon Written Instructions of the then present Authorized Persons.
3. Notices. (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Securities Intermediary, shall be sufficiently given if sent via overnight courier or facsimile addressed to Securities Intermediary and received by it at its offices at One Wall Street, New York, New York 10286, Attention: Mutual Fund Client Services, or at such other place as Securities Intermediary may from time to time designate in writing.
(b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Secured Party shall be sufficiently given if addressed to Secured Party and received by it at its offices at Societe Generale, New York Branch, 245 Park Avenue, New York, New York 10167, Attention: Robert O’Connell (facsimile: 646-345-4222), or at such other place as Secured Party may from time to time designate in writing.

(c) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Pledgor shall be sufficiently given if addressed to Pledgor and received by it at its offices at 227 West Monroe Street, 7th Floor, Chicago, Illinois 60606, Attention: GPIM Trade Ops or at such other place as Pledgor may from time to time designate in writing.
4. Cumulative Rights: No Waiver. Each and every right granted to Securities Intermediary hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Securities Intermediary to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Securities Intermediary of any right preclude any other future exercise thereof or the exercise of any other right.
5. Severability; Amendments: Assignment. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties hereto. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties.
6. Governing Law; Jurisdiction; Waiver of Immunity: Jury Trial Waiver. This Agreement and the Account shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of laws principles thereof. The State of New York shall be the jurisdiction of the Securities Intermediary for purposes of Articles 8 and 9 of the UCC. Secured Party, Pledgor and Securities Intermediary hereby consent to the jurisdiction of a state or federal court situated in the Borough of Manhattan, New York City, New York in connection with any dispute arising hereunder. To the extent that in any jurisdiction Secured Party or Pledgor may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process. Secured Party and Pledgor each irrevocably agrees not to claim, and hereby waives, such immunity. Secured Party, Pledgor and Securities Intermediary each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.
7. No Third Party Beneficiaries. In performing hereunder. Securities Intermediary is acting solely on behalf of Secured Party and Pledgor and no contractual or service relationship shall be deemed to be established hereby between Securities Intermediary and any other person. The Securities Intermediary will not enter into any other agreement with any other person or entity relating to the orders, instructions, or other directions, with respect to the Account.
8. Headings. Section headings are included in this Agreement for convenience only and shall have no substantive effect on its interpretation.
9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

10. USA PATRIOT ACT. Pledgor and Secured Party hereby acknowledge that Securities Intermediary is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Securities Intermediary must obtain, verify and record information that allows Securities Intermediary to identify each of Pledgor and Secured Party. Accordingly, prior to opening an Account hereunder Securities Intermediary will ask Pledgor and/or Secured Party to provide certain information including, but not limited to, Pledgor’s and/or Secured Party’s name, physical address, tax identification number and other information that will help Securities Intermediary to identify and verify each of Pledgor’s and Secured Party’s identity such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information. Pledgor and Secured Party agree that Securities Intermediary cannot open an Account hereunder unless and until Securities Intermediary verifies Pledgor’s and/or Secured Party’s identity in accordance with its CIP.
[Signature Page Follows]

IN WITNESS WHEREOF, Secured Party, Pledgor and Securities Intermediary have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.
PLEDGOR

GUGGENHEIM BUILD AMERICA BONDS
MANAGED DURATION TRUST

By:  /s/ John L. Sullivan
Name: John L. Sullivan
Title: Chief Financial Officer
Date: February 27, 2015

SECURED PARTY

SOCIETE GENERALE, AS COLLATERAL
AGENT

By:  /s/ Emmanuel Valette
Name: Emmanuel Valette
Title: Authorized Signatory
Date: February 27, 2015

SECURITIES INTERMEDIARY

THE BANK OF NEW YORK MELLON

By:  /s/ Timothy E. Driscoll
Name: Timothy E. Driscoll
Title: Managing Director
Date: February 27, 2015

APPENDIX I

ELECTRONIC ACCESS
TERMS AND CONDITIONS
These Electronic Access Terms and Conditions (the “Terms and Conditions”) set forth the terms and conditions under which The Bank of New York Mellon Corporation and/or its subsidiaries or joint ventures (collectively, “BNY Mellon”) will, with respect to the Collateral Account Control Agreement dated as of February 27, 2015 among Societe Generale, The Bank of New York Mellon and Guggenheim Build America Bonds Managed Duration Trust (the “Control Agreement”), provide Pledgor and Secured Party (each, “You” and “Your”) with access to and use of BNY Mellon’s electronic information delivery site known as “BNY Mellon Connect” and/or other BNY Mellon-designated access portals (“Electronic Access”). Access to and use of Electronic Access by You is contingent upon and is in consideration for Your compliance with the terms and conditions set forth below. Electronic Access includes access to BNY Mellon web sites accessible via BNY Mellon Connect and/or other BNY Mellon-designated access portals (“Sites”), pursuant to which You are able to access products and services provided by Securities Intermediary as well as data regarding the Account (as defined in the Control Agreement).
Any particular product or service accessed by You through Electronic Access may be subject to a separate written agreement between You and Securities Intermediary with respect to such products and services (each a “Services Agreement”). In addition, terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as “Terms of Use”) and are applicable to such products and services. You hereby agree to these Terms and Conditions. By any of Your Users accessing the Sites, and the products and services available through Electronic Access, You agree to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below). For the avoidance of doubt, these Terms and Conditions will not alter or amend or otherwise affect any Services Agreement whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.
These Terms and Conditions relate solely to Electronic Access relating to the Control Agreement. Notwithstanding anything in the Control Agreement to the contrary. BNY Mellon, BNY Mellon’s Suppliers. Content Providers and Information Providers are third party beneficiaries of these Terms and Conditions.
1. Access Administration:
a.
To facilitate access to Electronic Access, You will furnish Securities Intermediary with a written list of the names, and the extent of authority or level of access, of persons You are authorizing to access the Sites, products and services and to use the Electronic Access (“Authorized Users”) on a read-only basis. In addition. You may also designate Authorized Users who will have authority to enter transactions and provide instructions to Securities Intermediary that cause a change in or have an impact on assets held by Securities Intermediary in the Account (as defined in the Control Agreement) (“Authorized Transactional Users”). Where appropriate. Authorized Users and Authorized Transactional Users are collectively referred to herein as “Users.” If You wish to allow any third party (such as an investment manager, consultant or third party service provider) or any employee of a third party to have access to Your account information through Electronic Access and be included as a “User” under these Terms and Conditions, You may designate a third party or employee of a third party as an Authorized User or Authorized Transactional User under these Terms and Conditions and any such third party or employee of a third party so designated by You (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of Authorized User. Authorized Transactional User. and User as appropriate.

b.
Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send You a user-id, temporary password and, where applicable, a security identification device for each User. You will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices. You will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User’s authorization to access the products and services for which the secure identification device was provided to such User. You are solely responsible for Users’ access to Electronic Access, and You and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon. You acknowledge and agree that BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accessed Electronic Access using a validly issued user-id and password (and, where applicable, security identification device) or that the person who accessed Electronic Access using such validly issued user-id and password (and, where applicable, security identification device) is, in fact, a User (whether an Authorized User or an Authorized Transactional User).

c.
You are also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or service accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access. BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these Terms and Conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state. national or international law or constitute a security risk for BNY Mellon, a BNY Mellon third party supplier (“BNY

Mellon’s Supplier”). BNY Mellon’s clients or any Users of Electronic Access. BNY Mellon may also terminate access to all Users following termination of the Control Agreement.
2.
Proprietary Software: Depending upon the products and services You elect to access through Electronic Access. You may be provided software owned by BNY Mellon or licensed to BNY Mellon by a BNY Mellon Supplier (“Proprietary Software”). You are granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Your authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Your own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to You. You and Your Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies.

3.	Use of Data:
a.
Electronic Access may include information and data that is proprietary to the providers of such information or data (“Information Providers”) or may be used to access Sites that include such information or data from Information Providers. This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on hap://www.bnvmellon.conilproducts/assetservicinakendoragreement.pdf or any successor web site of which You are provided notice from time to time (the “Data Terms Web Site”). You will be solely responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

b.
You consent to BNY Mellon, its affiliates and BNY Mellon’s Suppliers disclosing to each other and using data received from You and Users and, where applicable, Your third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon and its affiliates to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

c.
In addition, You permit BNY Mellon to aggregate data concerning Your accounts with other data collected and/or calculated by BNY Mellon. BNY Mellon will own such aggregated data, but except as provided in the Control Agreement will not distribute the aggregated data in a format that identifies You or Your data.

4. Ownership and Rights:
a.
Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes. scripts, information. training materials, manuals or documentation made available as part of the Electronic Access (collectively, the “Information”), are the exclusive and confidential property of BNY Mellon and/or BNY Mellon’s Suppliers. You may not use or disclose the Information except as expressly authorized by these Terms and Conditions. You will, and will cause Users and Your third parties and their users, to keep the Information confidential by using the same care and discretion that You use with respect to Your own confidential information, but in no event less than reasonable care.

b.	The provisions of this paragraph will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.
c.
Nothing in these Terms and Conditions will be construed as giving You or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its Information Providers or BNY Mellon’s Suppliers.

d.
Any Intellectual Property Rights and any other rights or title not expressly granted to You or Users under these Terms and Conditions are reserved to BNY Mellon, its Information Providers and BNY Mellon’s Suppliers. “Intellectual Property Rights” includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5. Reliance:
a.
BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time as BNY Mellon receives actual notice in writing from You of the change in status of the User and receipt of the secure identification device issued to such User. You acknowledge that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User are issued at Your sole risk. You agree to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon will have no liability for, and you hereby release BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action and judgments (including attorneys fees and expenses) (collectively “Losses”) incurred or sustained by You or any other party in connection with or as a result of BNY Mellon’s reliance upon or compliance with such commands, directions and instructions.

b.
All commands, directions and instructions involving a transaction entered by an Authorized Transactional User will be treated as an authorized instruction under the applicable Services Agreement(s) between You and Securities Intermediary covering accounts, products and services provided by Securities Intermediary with respect to which Electronic Access is being used hereunder whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6. Disclaimers:
a.
Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon. its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data accessed through Electronic Access. Without limiting the foregoing, some of the content on Electronic Access may be provided by sources unaffiliated with BNY Mellon (“Content Providers”) and by Information Providers. For that content BNY Mellon is a distributor and not a publisher of such content and has no control over it. Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided. Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon. BNY Mellon will not be liable to You or Users for such content or information in any way nor for any action taken in reliance on such information nor for direct or indirect damages resulting from the use of such information. For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to You through Electronic Access are provided on an “AS-IS”, “AS AVAILABLE” basis.

b.
There is no guarantee or warranty that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms. Trojan horses or other code with contaminating or destructive properties. Securities Intermediary will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

c.
Some Sites accessed through the use of Electronic Access may include links to websites provided by parties that are not affiliated with BNY Mellon (“Third Party Websites”). BNY Mellon will not be liable to any person for the content found on such Third Party Websites. BNY Mellon will not be responsible for Third Party Websites that collect information from parties who visit their web sites through links on the Sites. BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any Third Party Websites that are linked to the BNY Mellon Sites.

d.
BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites. To the extent reasonably possible, Securities Intermediary will provide notice of such modifications. BNY Mellon may terminate. immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

e.
TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NONINFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ELECTRONIC ACCESS. THE SITES, ANY PROPRIETARY SOFTWARE. INFORMATION, MATERIALS OR CLIENT DATA.

f.
Notwithstanding the prior paragraph, Securities Intermediary or an affiliate designated by it will defend You and pay any amounts agreed to by Securities Intermediary in a settlement and damages finally awarded by a court of competent jurisdiction, in an action or proceeding commenced against You based on a claim that Electronic Access or the Proprietary Software infringe plaintiff(s)’s patent. copyright or trade secret, provided that You (i) notify Securities Intermediary promptly of any such action or claim (except that the failure to so notify Securities Intermediary will not limit Securities Intermediary’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grant Securities Intermediary or its designated affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provide Securities Intermediary or its designated affiliate all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations will not apply. however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use or the Data Terms Web Site or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7. Limitation of Liability:
a.
IN NO EVENT WILL BNY MELLON. BNY MELLON’S SUPPLIERS OR ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES. LIABILITIES. DAMAGES. COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF THE SAME

HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (l) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS; (2) THE CONSEQUENCES OF ANY DECISION MADE OR ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES. DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

b.
BNY MELLON’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION. IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE, SPECIFICALLY FOR ELECTRONIC ACCESS, APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

c.
The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.	Indemnification:
a.
You agree to indemnify, protect and hold BNY Mellon. BNY Mellon’s Suppliers. Content Providers and Information Providers harmless from and against all liability, claims, damages, costs and expenses, including reasonable attorneys’ fees and expenses. resulting from a claim that arises out of (i) any breach by You or Users of these Terms and Conditions, the Terms of Use or the Data Terms Web

Site and (ii) any person obtaining access to Electronic Access through You or Users or through use of any password, user-id or secure identification device issued to a User, whether or not You or a User authorized such access. For the avoidance of doubt, and by way of illustration and not by way of limitation, the forgoing indemnity is applicable to disputes between You and an indemnified party, including the enforcement of these Terms and Conditions. The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

b.
The indemnity provided herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions. except to the extent specifically set forth in such Services Agreements and expressly stating an intent to modify these Terms and Conditions. Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of Securities Intermediary as set forth in the Services Agreements.

9.
Choice of Law and Forum: Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; You expressly and irrevocably agree that exclusive jurisdiction and venue for any claim or dispute with BNY Mellon, its employees, contractors, officers or directors relating in any way to Your use of Electronic Access resides in the state or federal courts in New York City. New York; and You further irrevocably agree and expressly and irrevocably consent to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions. Securities Intermediary and You hereby waive the right of trial by jury in any action arising out of or related to these Terms and Conditions.

10.	Term and Termination:
a.	Either Securities Intermediary or You may terminate these Terms and Conditions and the Electronic Access upon thirty (30) days’ written notice to the other party.
b.
In the event of any breach of the provisions of these Terms and Conditions or a breach by any Authorized User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers’ proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after ten (10) days’ written notice of the breach is sent to the breaching party.

c.
BNY Mellon may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an

Authorized User’s user-id or password, or where BNY Mellon believes there is a security risk created by such access.
d.
BNY Mellon may terminate, without advance notice, Your access or the access of Users to any portion or component of Electronic Access or the Sites in the event a BNY Mellon Supplier, Content Provider or Information Provider prohibits BNY Mellon from permitting You or Users to have access to their information or services.

e.	Promptly upon receiving or giving notice of termination, You will notify all Users of the effective date of the termination.
f.
Upon termination of Your access to Electronic Access. You shall return all manuals, documentation, workflow descriptions and the like that are in Your possession or under Your control and all security identification devices.

g.
The Reliance. Disclaimers. Limitation of Liability. Indemnification and confidentiality provisions of these Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

You represent and warrant that these Terms and Conditions and the indemnity contained herein have been duly authorized. that the individual executing the Control Agreement has the requisite authority to bind You to these Terms and Conditions and that these Terms and Conditions constitute Your binding obligation enforceable in accordance with its terms.

Exhibit A

 [Letterhead of Secured Party]
Date:
The Bank of New York Mellon
100 Colonial Center Parkway, 4th Floor
Lake Mary, Florida 32746
Attention: Adam Cohen

And
[Pledgor]
RE: [Name of Pledgor] (“Pledgor)
NOTICE OF EXCLUSIVE CONTROL
We hereby instruct you pursuant to the terms of that certain Collateral Account Control Agreement dated as of February 27, 2015 (as from time to time amended and supplemented, the “Control Agreement”) among the undersigned, [Pledgor] and The Bank of New York Mellon that you (i) shall not follow any instructions or entitlement orders of Pledgor with respect to the Collateral or the Account held by you for Pledgor, and (ii) unless and until otherwise expressly instructed by the undersigned, shall exclusively follow the Written Instructions of the undersigned with respect to the transfer of Collateral from the Account.
Very truly yours.
[Secured Party ]

By: _____________________
Name:
 Title: